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Exhibit 10.9
Technology License Agreement with Fonefriend Systems, Inc.


                          TECHNOLOGY LICENSE AGREEMENT


         This Agreement ("Agreement") is entered into as of the 30th day of April 2001 (the "Effective Date") by and between FoneFriend, Inc., a Nevada corporation whose address is 4616 West Sahara Avenue #357, Las Vegas, Nevada 89102 ("Licensee") and FoneFriend Systems, Inc., a District of Columbia corporation whose address is 3524 Rittenhouse Street, NW, Washington, D.C. 20015 ("Company").

                                    RECITALS:

         WHEREAS, the Company owns certain Patent Rights (as defined below) and Technology Rights (as defined below) related to the Licensed Technology (as defined below), which were developed by the Company; and

         WHEREAS, the Company is in the business of developing, using, and licensing others to use, and is the owner of certain proprietary technology covered by certain patent filings set forth in Exhibit "A", attached hereto and made a part of this Agreement, which describes an Internet telephony device and related technology commonly referred to as the "FoneFriend"; and

         WHEREAS, the Company desires to have the Licensed Technology commercially exploited and used by and for the benefit of Licensee; and

         WHEREAS, the Licensee was organized for the purpose of commercially exploiting the Licensed Technology, and desires to obtain a license from the Company to utilize said Licensed Technology;

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1.       DEFINITIONS

         As used in this Agreement, the following terms have the meanings indicated:

         1.1 "AFFILIATE" means any business entity more than 20% owned by Licensee, any business entity which owns more than 20% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 20% of Licensee.

         1.2 "LICENSED PRODUCT" means the product or service commonly referred to as the "FoneFriend", or any other brand name for the product, which is covered by the Licensed Technology and utilizes the Patent Rights and/or Technology Rights pursuant to this Agreement.

         1.3 "LICENSED TECHNOLOGY" means inventions, discoveries and processes covered by the Patent Rights and/or Technology Rights under which Licensee is granted a license to commercially exploit, manufacture, market, use and Sell the Licensed Product.

         1.4 "NET MONTHLY REVENUE" means the gross, monthly recurring revenues received by Licensee from the marketing of the Licensed Product less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns or service problems. Net Monthly Revenue shall not include any outright Sale of the Licensed Products to any Affiliates, sub-licensees or other third parties.

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         1.5 "PATENT RIGHTS" means Company's rights in information or discoveries covered in patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, re-examinations or extensions thereof, and any letters patent that issue thereon, which are described under certain patent applications and/or filings set forth in Exhibit "A", attached hereto.

         1.6 "SALE, SELL OR SOLD" means the transfer or disposition of a Licensed Product, by Licensee or any sub-licensee, to a consumer for which the Licensee or any sub-licensees shall receive monthly, recurring revenue.

         1.7 "TECHNOLOGY RIGHTS" means Company's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created or developed by Company at anytime prior to the Effective Date and for the term of this Agreement, which relates to the Licensed Technology and which is not covered by Patent Rights, but are considered necessary for commercially exploiting the Licensed Technology and the use or Sale of the Licensed Product.

         1.8 "TERRITORY" means worldwide..

2.       WARRANTY: SUPERIOR-RIGHTS

         2.1 The Company represents and warrants that: (1) it is the owner of the entire right, title, and interest in and to both the Patent Rights and the Licensed Technology, and (2) that it has the sole right to grant licenses thereunder, and (3) it believes that it has not knowingly granted licenses thereunder to any other entity that would restrict any rights granted to Licensee except as stated herein.

         2.2 Licensee understands and acknowledges that the Company, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the Licensed Technology. The Company, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by the Company which may be dominant or subordinate to the Patent Rights, nor does the Company make any representation that the inventions contained in the Patent Rights do not infringe any other patents now held or that will be held by others or by the Company.

         2.3 The Company represents and warrants that it shall use its best efforts to cause any manufacturer it selects, with respect to producing the Licensed Product, to provide Licensee with a one-year warranty or guaranty per Licensed Product Unit (commencing at shipment from the manufacturer to Licensee) against defects in materials and workmanship, encountered in normal use of the Licensed Product. Such warranty shall not to apply in the following cases: loss or damage to the Licensed Product unit due to abuse, mishandling, improper packaging, alteration, accident, electric current fluctuations and failure to follow operating, maintenance or environmental instructions prescribed in the Company's User Manual. The Company shall not be liable to any third party for damages, including any loss of revenues or profits, inconvenience, telephone or common carrier expenses, lost data, or any indirect, consequential, or incidental damages resulting from the use of or inability to use the Licensed Product, regardless of the legal theory on which the claim is based.

3.       GRANT OF LICENSE COUPLED WITH EQUITY INVESTMENT IN COMPANY

         3.1 Subject to rights retained by the Company hereunder, the Company hereby grants to Licensee during the term of this Agreement, and Licensee hereby accepts, a royalty-bearing, non-exclusive license under and for the Licensed Technology to generally exploit, in a commercial fashion, all aspects of the Licensed Technology including, but not limited to, the right to manufacture, have manufactured, operate, use and/or Sell the Licensed Product within the Territory.

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         3.2 Included in the license granted herein, Licensee shall have the right to use Company's "FoneFriend" and "FaxFriend" names, logos and trademarks in connection with the marketing of the Licensed Product, without express written consent from Company. Further, Licensee shall have the right to private label or change the name of the Licensed Product for marketing purposes.

         3.3 Licensee may grant sub-licenses consistent with this Agreement if Licensee is responsible for the operations of its sub-licensees relevant to this Agreement as if the operations were carried out by Licensee. Licensee must deliver to Company a true and correct copy of each sub-license granted by Licensee, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. When this Agreement is terminated, the Company agrees to accept, as successors to Licensee, all existing sub-licensees in good standing at the date of termination, provided that the sub-licensees consent in writing to be bound by all the terms and conditions of this Agreement.

         3.4 The license and related rights, granted to Licensee by the Company, shall survive any sale or transfer, in whole or in part, by the Company of its Licensed Technology and/or its Patent Rights to any third party, or the sale or transfer of the equity, control or ownership of the Company.

         3.5 Coupled with an interest in the license granted to Licensee herein, the Company shall issue Licensee two hundred twenty five thousand (225,000) shares of the common stock of FoneFriend Systems, Inc. ("FSI Stock"), representing approximately four and one-half percent (4.5%) of the total authorized and outstanding capital stock of the Company.

         3.7 Licensee may extend the license and/or the FSI Stock granted herein, in part or in whole, to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee. Licensee must deliver to Company a true and accurate copy of such written agreement, and any modification or termination thereof, within thirty (30) days after execution, modification or termination.

4.       PAYMENTS AND REPORTS

         4.1 In consideration of the license and related rights granted to Licensee, plus the FSI Stock issued to Licensee by the Company under this Agreement, Licensee will pay the Company the aggregate sum of Four Hundred Fifty Thousand ($450,000) Dollars, due and payable as follows:

                  a. Fifty Thousand ($50,000) Dollars within 30 days of Licensee's receipt of this Agreement, fully executed by the duly authorized legal representative of the Company; and

                  b. The balance of Four Hundred Thousand ($400,000) Dollars to be paid in eight (8), equal, monthly installments of Fifty Thousand ($50,000.00) Dollars each, with each installment being due and payable on the monthly anniversary date of the first payment due under sub-section 4.1 a., above.

         4.2 In addition to the consideration for the license, related rights and the FSI Stock, upon the Licensee's receipt of its first revenue from the Sale of the Licensed Product, Licensee shall pay the Company a running royalty fee ("Royalty") equal to: (i) five percent (5%) of the Net Monthly Revenue received by Licensee from the Sale of the first one hundred thousand (100,000) units of the Licensed Product Sold by Licensee or any sub-licensee; or (ii) four percent (4%) of the Net Monthly Revenue received by Licensee at such time as more than one hundred thousand (100,000) units, but less than five hundred thousand (500,000) units of the Licensed Product have been Sold by Licensee or any sub-licensee; or (iii) three percent (3%) of the Net Monthly Revenue received by Licensee at such time as more than five hundred thousand (500,000) units of the Licensed Product have been Sold by Licensee or any sub-licensee.

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         4.3 In the event of late payments to the Company due under this section
4, interest shall accrue at the rate of one percent (1%), per month, of the amount past due.

         4.4 During the term of this Agreement and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its and its sub-licensees' Sales and Net Monthly Revenue under the license granted in this Agreement in sufficient detail to enable the Royalty payable hereunder to be determined. Licensee agrees to permit the Company or its representatives, at the Company's expense and with thirty (30) days prior written notice, to periodically examine its books, ledgers, and records during regular business hours, not more frequently than once every six (6) months, for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to the Company are determined to have been underpaid by more than two percent (2%), Licensee will pay the cost of the examination and all overdue amounts with accrued interest.

         4.5 Within sixty (60) days after June 30 and December 31 of each year of the valid term of this Agreement, beginning on December 31, 2001, Licensee shall deliver to the Company a true and accurate written report, even if no payments are due the Company, giving the particulars of the business conducted by Licensee and its sub-licensee(s), if any exist, during the preceding six (6) calendar months under this Agreement as are pertinent to calculating Royalty payments due hereunder. This report will include at least:

         a. the total quantities of Licensed Products manufactured or produced; and

         b.       the total Sales; and

         c.       the calculation of royalties thereon; and

         d.       the total of all amounts due Company hereunder.

         Simultaneously with the delivery of each report, Licensee must pay to the Company the amount, if any, due for the period of each report.

         4.6 On or before each anniversary of the Effective Date, irrespective of having a first Sale, Licensee shall, upon written request from the Company, deliver to the Company a brief written progress report as to Licensee's (and any sub-licensee's) efforts and accomplishments during the preceding year in commercializing or marketing the Licensed Technology.

         4.7 All amounts payable hereunder by Licensee shall be paid in United States dollars. Any Royalty accruing on Sales in countries other than the United States shall be paid in United States currency in amounts based on the rate of exchange as quoted in the Wall Street Journal (WSJ) as of the last business day of the reporting period. If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign currency exchange market. Checks shall be drawn on a U.S. bank, payable to the Company and delivered to:

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                  FoneFriend Systems, Inc.
                  3524 Rittenhouse Street, NW
                  Washington, D.C.  20015

5.       OBLIGATIONS OF THE PARTIES

         5.1 COMPANY OBLIGATIONS. During the Term of this Agreement, the Company agrees to:

                  a. Provide all manufacturing information, functional test, programming tools and support necessary for Licensee to manufacture the Licensed Product (either "FoneFriend units or Licensee's own brand) in support of Licensee's Sale of same.

                  b. Manage and maintain the global network and related computer equipment used by the Licensed Product and/or "FoneFriend" units in completing calls to one another, in exchange for Licensee's Royalty payment provided for under section 4 of this Agreement.

                  c. Provide functional copies of the Company's Help Desk software for Licensee's use in servicing its customers, as well as training, technical assistance and support in the use of same to Licensee's technical support personnel.

         5.2 For a period of three (3) years from the Effective Date of this Agreement, or longer at the option of Licensee, the Company agrees to provide certain other services on behalf of, and paid for by Licensee, as follows:

                  a. The Company will provide quality assurance and supervise the manufacturing and procurement of units of the Licensed Product and all related network elements for a fee equal to five percent (5%) of the cost to procure such items;

                  b. The Company shall arrange for the necessary licensing to enable Licensee to offer "gateway calling, phone-house and NextGen" capabilities (as those terms are defined in any Company correspondence or literature), either directly or via the Company's distributor who funded such developments. Other than related one-time procurement, R&D or technical support requirements, there shall be no additional royalty fee due the Company for these developed features.

                  c. Upon written request of the Licensee, and at Licensee's expense, the Company shall provide engineering, including R&D, and technical support services to Licensee in accordance with a mutually agreed upon budget which shall be determined in advance. Such services of the Company shall include:

                           i. assistance of the Company's personnel with
appropriate expertise and competence to develop and implement Licensee's infrastructure which is necessary to support Licensee's Sale of the Licensed Product;

                           ii. access to all aspects of the relevant Licensed
Technology, including participation in Company's development, testing and manufacturing of relevant Licensed Technology, whether or not such access or participation is made available to other licensees of the Company;

                           iii. all other reasonable and necessary training,
assistance and support for Licensee's commercial exploitation and use of the Licensed Technology.

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         5.3 LICENSEE OBLIGATIONS. During the term of this Agreement, Licensee agrees that it shall:

                  a. Disclose all sales of the Licensed Product which it has produced so as to assure a complete audit trail; and

                  b. Assume responsibility for the interface to its customers (i.e., billing, technical support and customer relationship management).

                  c. Licensee must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this Agreement.

                  d. Conduct itself in a manner that will (i) safeguard and promote the reputation and trademarks of the Company, (ii) refrain from any conduct which might be harmful to the reputation or trademarks or to the marketing of the Licensed Product, and (iii) avoid all illegal, unfair, deceptive, misleading, or unethical practices.

6.       LICENSEE'S OPTION TO ACQUIRE CERTAIN ASSETS OF THE COMPANY

         6.1 Upon such date, during the term of this Agreement, that the Licensee shall be in receipt of financing in the amount of Five Million ($5,000,000) Dollars, or greater, the Company hereby agrees to grant Licensee an irrevocable option to acquire the following assets of the Company, subject to such assets being owned or controlled by the Company on the date said option is granted, upon terms as follows:

                  a. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall assign, bargain, sell or otherwise transfer all right, title and interest in and to all of the Company's agreements and contractual rights, including those in the process of negotiation, covering or relating to other distributors and/or licensees that may be engaged in the Sale of the Licensed Product and/or Licensed Technology. Notwithstanding the foregoing, the Company shall be entitled to retain any outstanding installments remaining on any one-time license fee due and owing Company from its licensee. Upon completion of this transaction, the third parties covered by said agreements and contractual rights shall be deemed to be sub-licensees of the Licensee for purposes of calculating the amount of any Royalty due the Company pursuant to section 4 of this Agreement.

                  b. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall refrain from marketing and/or licensing any other entities that may engage in the distribution, marketing or Sale the Licensed Product or Licensed Technology, directly or indirectly (including activities through or in cooperation with any third party), for the duration of this Agreement; PROVIDED, however, that in the event the Company is acquired, transferred or sold to a third party, the Licensee shall consent to a waiver of the provisions of this section 6.1 b, in consideration of the return of the cash consideration paid to the Company under this sub-section.

                  c. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall assign, bargain, sell or otherwise transfer all right, title and interest in and to the Company's web site on the Internet, identified as: "www.fonefriend.com."

                  d. In the event that Licensee shall receive financing in the amount of Twenty Million ($20,000,000), or greater, License hereby warrants that it shall remit an advance payment to the Company in the amount of Two Million Five Hundred Thousand ($2,500,000) Dollars, which shall be credited towards Licensee's cost of any future research and development projects, or other services requested by the Licensee pursuant to section 5.2, above, and shall also be credited towards any Royalty payments due from Licensee, as provided for under section 4 of this Agreement.

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7.       TERM AND TERMINATION

         7.1 The term of this Agreement is for a period of ten (10) years, commencing on the Effective Date.

         7.2 This Agreement will earlier terminate:

                  a. Automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

                  b. With the noted exception of the first payment due the Company, for which there shall be no cure period, upon thirty (30) days written notice from Company if Licensee breaches or defaults on its obligation to make payments (if any are due), in accordance with the terms of section 4 hereof, unless, before the end of said thirty (30) day period, Licensee has cured the breach or default. Notwithstanding the foregoing, ; or

                  c. Upon ninety (90) days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the ninety (90) day period, Licensee has cured the breach or default and so notifies Company, stating the manner of the cure; or

                  d. At any time by mutual written agreement between Licensee and Company, upon thirty (30) days written notice to all parties and subject to any terms herein which survive termination.

         7.3 If this Agreement is terminated for any cause:

                  a. Nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

                  b. After the effective date of the termination, Licensee shall not manufacture any Licensed Product, but may continue to operate its business with respect to all Licensed Product in service and may Sell all Licensed Products, and parts therefor, it has on hand at the date of termination; provided, that it pays the Royalty earned thereon, and any other amounts due pursuant to the terms of section 4 of this Agreement; and

                  c. The parties hereto will be continue to be bound by the provisions of sections 4, (Payments and Reports), 9 (Indemnification) and 10 (Confidential Information), which shall survive any termination of this Agreement.

8.       INFRINGEMENT BY THIRD PARTIES

         8.1 The Company shall, at its expense, enforce any Patent Rights and/or Technology Rights licensed hereunder against infringement by third parties and it shall be entitled to retain recovery from such enforcement. From any such recovery, the Company agrees to reimburse Licensee for all out-of-pocket expenses including, but not limited to, legal fees, travel and time, etc., incurred by Licensee in assisting the Company with such enforcement. If the Company does not file suit against a substantial infringer of any Patent Rights


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and/or Technology Rights licensed hereunder within six (6) months of knowledge thereof, and such infringement is damaging Licensee's business, then Licensee may enforce any rights licensed hereunder on behalf of itself and the Company, with Licensee retaining all recoveries from such enforcement. After deduction of all costs, damages and expenses related to any such infringement action or the enforcement or collection thereof, Licensee agrees to remit fifty percent (50%) of the remaining amount to the Company.

         8.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

9.       INDEMNIFICATION

         9.1 Licensee hereby agrees to hold harmless and indemnify the Company, its officers, directors, affiliates and agents, collectively and individually, from and against all claims, damages, suits, loss, liabilities and expenses incurred by the Company including, but not limited to fees and disbursements of counsel, which are related to or arise out of actions taken or omitted to be taken by Licensee, or any of its affiliates or agents, in connection with the Licensee's activities under this Agreement.

         9.2 The Company hereby agrees to hold harmless and indemnify Licensee, its officers, directors, affiliates and agents, collectively and individually, from and against all claims, damages, suits, loss, liabilities and expenses incurred by Licensee including, but not limited to fees and disbursements of counsel, which are related to or arise out of actions taken or omitted to be taken by the Company, or any of its affiliates or agents, in connection with the Company's activities under this Agreement.

10.      CONFIDENTIAL INFORMATION

         10.1 Company and Licensee each agree that all information forwarded to one by the other for the purposes of this Agreement (1) are to be received in strict confidence, (2) are to be used only for the purposes of this Agreement, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

                  a. was in the public domain at the time of disclosure;

                  b. later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

                  c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;

                  d. was already known by the recipient party at the time of disclosure;

                  e. was independently developed by the recipient; or

                  f. is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

         10.2 Information shall not be deemed to be available to the public or to be in the recipient's possession merely because it:

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

                  a. includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

                  b. can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

         10.3 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

11.      GENERAL

         11.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No promises, guarantees, inducements or agreement, whether oral or written, express or implied have been made or shall be of any force or effect other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties.

         11.2 It is agreed and acknowledged that Licensee is an independent contractor and shall only hold itself out as such with respect to the Company. Nothing in this Agreement shall be construed to constitute Licensee nor any of Licensee's representatives as the partner, employee, joint venturer, franchisee, legal representative, or agent of the Company and neither Licensee nor any of its representatives shall represent itself, himself, or herself as any of the foregoing. In furtherance of the foregoing, in no event shall Licensee or its representatives have any authority to assume or create any liability or obligation, express or implied, on behalf of the Company and any representation to the contrary will constitute a material breach of this Agreement. Licensee acknowledges that it is solely responsible for any and all claims, liabilities, damages, and debts of any type whatsoever that may arise as a result of Licensee's activities, or those of its representatives, in the performance of this Agreement or in the marketing, distribution, or Sale of the Licensed Product.

         11.3 Any notice required by this Agreement must be given by facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of Company to:

                  FoneFriend Systems, Inc.
                  3524 Rittenhouse Street, NW
                  Washington, D.C.  20015
                  Attn: President
                  Fax: (202) 363-2423

         or in the case of Licensee to:

                  FoneFriend, Inc.
                  4616 West Sahara Avenue, #357
                  Las Vegas, Nevada  89102
                  Attn:  President
                  Fax:  (707) 982-2558

         or other addresses as may be given from time to time under the terms of this notice provision.

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

         11.4 Any disputes or disagreement arising out of or relating to this Agreement, which cannot be settled by the parties in a mutually satisfactory basis, shall be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association, by three arbitrators appointed in accord with such Rules. The Judgment of a majority of the arbitrators shall be final and binding upon the parties, and an award upon the Judgment of the arbitrators may be entered in any court of competent jurisdiction. The party against, whom arbitration is sought shall select the situs for the arbitration, provided that such situs shall be within the United States and shall be not more than 50 miles from the principal place of business of such party. Any counterclaims shall be made in such situs. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

         11.5 This Agreement shall be construed and enforced in accordance with the laws of the United States, or in such state or district where any arbitration is held, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. The language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any terms or conditions hereof.

         11.6 If any of the terms or provisions of this Agreement are held to be unenforceable by a court of competent jurisdiction or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

         11.7 This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors subsidiaries and affiliates.

         11.8 Failure of either party to enforce any right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         11.9 Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

         11.10 Headings are included herein for convenience only and shall not be used to construe this Agreement.

         11.11 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page, covenants and agrees to deliver promptly thereafter at least two
(2) original copies to the other party hereto.

         IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

 "COMPANY"                                 "LICENSEE"
 FONEFRIEND SYSTEMS, INC.                  FONEFRIEND, INC.



BY:                                        BY:
   ----------------------                     ---------------------------------
         JOHN D. WIMSATT                   GARY A. RASMUSSEN
         PRESIDENT                                  PRESIDENT


ATTEST:                                    ATTEST:
   ----------------------                     ---------------------------------
         MARJORIE B. WIMSATT                        WILLIAM B. KRUSHESKI
         SECRETARY                                  SECRETARY

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                                   EXHIBIT "A"
                                   -----------

                                  PATENT RIGHTS
                                  -------------



U.S. Patent Application Number:             09/029,839

Date:                                       February 25, 1997

Title of Invention:                         Internet Switch Box, System and
                                            Method for Internet Telephony.

Applicant:                                  FoneFriend Systems, Inc.

Further Applicants:                         Vaziri, Faramarz, et al.


PCT Application Number:                     US/98/03630

Date:                                       February 25, 1998


FCC Registration Certificate No.:           B11 USA-25483-MD-E.


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